FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

           Amscan Announces Filing to Register Shares of Common Stock

                                       Contact: James M. Harrison (914) 784-4014
                                              Michael A. Correale (914) 784-4050

     ELMSFORD, NEW YORK. June 13, 2002. Amscan Holdings, Inc. announced today that it has filed a registration statement with the Securities and Exchange Commission for an underwritten public offering of shares of its common stock. It is expected that the offering will be a combined primary and secondary offering. Amscan anticipates that, if the offering is completed, it will use the net proceeds it receives to pay existing debt. Goldman, Sachs & Co., William Blair & Co., L.L.C., CIBC World Markets Corp. and Stephens Inc. will represent the underwriters in connection with the anticipated offering.

     Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. It also designs and distributes home, baby and wedding items.

     The registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. The shares may not be sold nor may offers to buy the shares be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements.

     When available, copies of the preliminary prospectus filed as part of the registration statement may be obtained without charge, by directing a request to Amscan Holdings, Inc. 80 Grasslands Road, Elmsford, New York 10523, Attention:
Michael A. Correale.